Exhibit 4.1

                                  Exhibit "A"

              CERTIFICATE OF DESIGNATIONS OF RIGHTS AND PREFERENCES
                                       OF
                SERIES D EXCHANGEABLE REDEEMABLE PREFERRED STOCK
                            (No Par Value Per Share)
                                       OF
                      COMPOST AMERICA HOLDING COMPANY, INC.

                       New Jersey Business Corporation Act

      Roger E. Tuttle hereby certifies that he is the Chairman of the Board, President, Chief Executive Officer and Treasurer, of Compost America Holding Company, Inc. (the "Company"), a corporation organized and existing under the New Jersey Business Corporation Act, as amended, and further certify:

      That pursuant to the authority conferred upon the Board of Directors by the Certificate of Incorporation of the Company, as amended (the "Certificate of Incorporation"), the Board of Directors of the Company (the "Board of Directors") on April 24, 1998 adopted the following resolutions creating a series of shares of Series D Exchangeable Redeemable Preferred Stock, no par value per share.

      RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors by the provisions of the Certificate of Incorporation, as amended, and the New Jersey Business Corporation Act, as amended, the Company is authorized to issue an aggregate of 25,000,000 shares of the Company's preferred stock, no par value per share (the "Preferred Stock"), in such series and with such rights, designations, and privileges as the Board of Directors of the Corporation may, from time to time determine; and

      FURTHER, RESOLVED, that the Board of Directors be and the same hereby is authorized, and the Board of Directors hereby fixes the voting powers, designations, preferences, limitations, restrictions and relative rights, and the qualifications limitations and restrictions of such rights, of the shares of such series of Preferred Stock (in addition to the voting powers, designations, preferences, limitations, restrictions and relative rights, and the qualifications, limitations and restrictions of such rights, set forth in the Certificate of Incorporation that may be applicable to the Preferred Stock) as follows:

1. Designation and Rank. The designation of such series of the Preferred Stock shall be the Series D Exchangeable Redeemable Preferred Stock, no par value per share (the "Series D Preferred Stock"). The maximum number of shares of Series D Preferred Stock (the "Shares") shall be Seventeen Thousand Five Hundred (17,500). The Series D Preferred Stock shall rank (i)
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prior to the common stock, no par value per share, of the Company (the "Common
Stock"), (ii) on a parity with all shares of the Company's Series A Exchangeable Redeemable Preferred Stock (the "Series A Preferred Stock") and the Company Series C Convertible Redeemable Preferred Stock (the "Series C Preferred Stock"); (iii) subordinate and junior to all indebtedness of the Company now or hereafter existing, and (iv) prior to the Company's Series B Preferred Stock as to liquidation and other payment rights as provided in Section 4(d) and to any other class or series of capital stock of the Company hereafter created (unless it specifically, by its terms, ranks on a parity with the Series D Preferred Stock) (each such junior class or series of capital stock and the Common Stock being hereinafter referred to as the "Junior Stock"), in each case as to dividends and distributions of assets upon liquidation, dissolution or winding up of the Company, whether voluntary or involuntary.

2. Cumulative Dividends; Priority.

      (a) The holders of record of shares of Series D Preferred Stock are entitled to a cumulative noncompounded dividend equal to 8% per annum, payable when and if declared by the Company's Board of Directors, and upon any exchange or redemption of the Series D Preferred Stock. Dividends shall be payable semi-annually by the Company, on June 30th and December 31st of each year; provided, however, that for the period ending June 30, 1998 dividends shall be payable at a rate which gives the holders of such stock a dividend equal to an 8% per annum return from April 27, 1998 to June 30, 1998. Through November 3, 1999, dividends on the Series D Preferred Stock may be paid either in cash or, at the election of the Company, by delivery of additional shares of Common Stock having an aggregate "Market Value" (as hereinafter defined) equal to the amount of such dividend, or in any combination of cash and shares of Common Stock. For purposes of dividend payments, each share of Common Stock will be deemed to have a "Market Value" equal to ninety percent (90%) of the "Average Share Price" as defined in Section 5(a) for the ten (10) consecutive trading days preceding the dividend payment date. After November 3, 1999, all dividends on the Series D Preferred Stock must be paid in cash. Dividends on shares of the Series D Preferred Stock will be cumulative on a daily basis from the date of initial issuance of such shares of Series D Preferred Stock. Dividends will be payable, in arrears, to holders of record as they appear on the stock books of the Company on such record dates, not more than 60 days nor less than 10 days preceding the payment dates thereof, as shall be fixed by the Board of Directors. The amount of dividends payable for each full dividend period shall be computed by dividing the annual dividend payment by two. The amount of dividends payable for the initial dividend period or any period shorter or longer than a full dividend period shall be calculated on the basis of a 360-day year of twelve 30-day months. No dividends may be declared or paid or set apart for payment on any parity stock with regard to the payment of dividends unless there shall also be or have been declared and paid or set apart for payment on the Series D Preferred Stock, like dividends for all dividend payment periods of the Series D Preferred Stock ending on or before the dividend payment date of such parity stock, ratably in proportion to the respective amounts of dividends
(x) accumulated and unpaid or payable on such parity stock, on the one hand, and
(y) accumulated and unpaid through


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

the dividend payment period or periods of Series D Preferred Stock next preceding such dividend payment date, on the other hand.

      Except as set forth in the preceding sentence, unless full cumulative dividends on the Series D Preferred Stock have been paid, no dividends (other than in Common Stock of the Company) may be paid or declared or set aside for payment or other distribution made upon the Common Stock or any other Junior Stock of the Company or on a parity with the Series D Preferred Stock as to dividends, nor may any Common Stock or any other Junior Stock or parity stock of the Company be redeemed, purchased or otherwise acquired for any consideration (or any payment be made to or available for a sinking fund for the redemption of any shares of such stock); provided that any such Junior Stock or parity stock may be converted into or exchanged for stock of the Company ranking junior to the Series A Preferred Stock as to dividends.

3. Voting Rights.

      (a) The Series D Preferred Stock shall have the following class voting rights. So long as any shares of the Series D Preferred Stock remain outstanding, the Company shall not, without the affirmative vote or consent of the holders of at least a sixty-six and 2/3 (66-2/3%) percent of the aggregate shares of the Series A Preferred Stock and Series D Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting, in which the holders of the Series A Preferred Stock and Series D Preferred Stock vote together as a single, separate class: (i) authorize, create or issue (other than the 169,000 shares of Series A Preferred Stock and 91,000 shares of Series C Preferred Stock outstanding on the date of the filing of this Certificate of Designations of Rights and Preferences), or increase the authorized or issued amount of any class or series of stock ranking prior to or on a parity with the Series D Preferred Stock, with respect to payment of dividends or the distribution of assets on liquidation, dissolution or winding up; or (ii) repurchase, or pay cash dividends on, shares of the Company's Junior Stock; provided, that dividends may be paid on Junior Stock so long as at the time of such payment (A) all dividends on the Series D Preferred Stock shall have been paid in full, and (B) if dividends on Junior Stock are payable in cash, all dividends on the Series D Preferred Stock thereafter paid shall similarly be paid in cash. In addition, so long as any shares of the Series D Preferred Stock remain outstanding, the Company shall not, without the affirmative vote or consent of the holders of at least sixty-six and 2/3%, (66 2/3%) percent of the shares of the Series D Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting, in which the holders of the Series D Preferred Stock vote separately as a class; (x) amend, alter or repeal the provisions of the Series D Preferred Stock, whether by merger, consolidation or otherwise, so as to affect materially and adversely any right, preference, privilege or voting power of the Series D Preferred Stock; provided, however, that any creation and issuance of other series of Junior Stock shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers; or (y) amend the Certificate of Incorporation or By-Laws of the Company so as to affect materially and adversely any right, preference, privilege or voting power of the Series D Preferred Stock; provided, however, that any creation and issuance of other series of Junior Stock shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.


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

      (b) Except as provided above and except as otherwise required by New Jersey law, the Series D Preferred Stock shall have no voting rights.

4. Liquidation Preference.

      (a) In the event of the liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Company, the holders of shares of the Series D Preferred Stock then outstanding, pari passu with the holders of shares of the Series A Preferred Stock and the Series C Preferred Stock, shall be entitled to receive, out of the assets of the Company whether such assets are capital or surplus of any nature, before any distribution shall be made to the holders of the Common Stock or any other Junior Stock, an amount (the "Liquidation Preference") per share equal to $100 per share of the Series D Preferred Stock, plus cumulative and unpaid dividends at the rate of 8% per annum, through the date of liquidation, dissolution or winding up, whether or not declared, and no more, before any payment shall be made or any assets distributed to the holders of the Common Stock or any other Junior Stock. If the assets of the Company are not sufficient to pay in full the liquidation payment payable to the holders of outstanding shares of the Series D Preferred Stock and any series of preferred stock or any other class of stock on a parity, as to rights on liquidation, dissolution or winding up, with the Series D Preferred Stock (the "Parity Securities"), provided that the holders of a majority of the shares of Series D Preferred Stock approve such Parity Securities (other than the 169,000 shares of Series A Preferred Stock and 91,000 shares of Series C Preferred Stock outstanding on the date of the filing of this Certificate of Designations of Rights and Preferences) in accordance with
Section 3(a) hereof, then the holders of outstanding shares of the Series D Preferred Stock are entitled to be paid on a pro-rata basis together with the other Parity Securities, based on the relative liquidation value of shares of Series D Preferred Stock and the Parity Securities. The liquidation payment with respect to each outstanding fractional share of Series D Preferred Stock shall be equal to a ratably proportionate amount of the liquidation payment with respect to each outstanding share of Series D Preferred Stock. All payments for which this Section 4(a) provides shall be in cash, property (valued at its fair market value as determined by an independent nationally recognized investment banking firm) or a combination thereof; provided, however, that no cash shall be paid to holders of Junior Stock unless each holder of the outstanding shares of Series D Preferred Stock and each holder of Parity Securities has been paid in cash the full amount of the Liquidation Preference to which such holder is entitled as provided herein. After payment of the full amount of the Liquidation Preference to which each holder is entitled, such holders of shares of Series D Preferred Stock will not be entitled to any further participation as such in any distribution of the assets of the Company.

      (b) A consolidation or merger of the Company with or into any other corporation or corporations, or a sale of all or substantially all of the assets of the Company, shall not be deemed to be a liquidation, dissolution, or winding up within the meaning of this Section 4.

      (c) Written notice of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, stating a payment date and the place where the distributable


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

amounts shall be payable, shall be given by mail, postage prepaid, no less than 30 days prior to the payment date stated therein, to the holders of record of the Series D Preferred Stock at their respective addresses as the same shall appear on the books of the Company.

      (d) Together with the outstanding Series A Preferred Stock and outstanding Series C Preferred Stock of the Company, the liquidation preference set forth in this Paragraph 4, and all other payment rights hereunder, shall be senior and prior in all events to any other preferred stock now or hereafter issued by the Company, including without limitation, the Series B Preferred Stock of the Company.

5. Miscellaneous.

      (a) Average Share Price. As used herein, the term "Average Share Price" shall mean the average of the last sale price per share of the Company's shares of Common Stock as reported by Bloomberg, L.P. ("Bloomberg"), on any one of the following securities markets on which such Common Stock shall then be quoted; namely, (a) the AMEX, (b) the NASDAQ National Market System ("NASDAQ NMS"), (c) the NASDAQ System (other than the NASDAQ NMS), (d) the New York Stock Exchange, or (e) the National Quotation Bureau, Inc. for quotes on the Electronic Bulletin or the "Pink Sheets", as the case may be, for the applicable number of consecutive trading days immediately preceding the dividend payment date.

      (b) No Impairment. The Company shall not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company.

      (c) Notices. All notices and other communications hereunder shall be in writing and shall be deemed given (i) on the same date, if delivered personally or by facsimile by not later than 5:00 p.m. New York time (provided, that a copy of such facsimile shall be simultaneously sent to Compost America Holding Company, Inc. at 320 Grand Avenue, Englewood, New Jersey 07631), or (ii) three business days following being mailed by certified or registered mail, postage prepaid, return-receipt requested, addressed to the holder of record at its address appearing on the books of the Company.

6. Redemptions.

      (a) Voluntary Redemption. Subject to the right of the holders of Series
D Preferred Stock to effect an exchange of their shares of Series D Preferred Stock at any time prior to 5:00 p.m. New York City time on the date fixed for redemption and subject to compliance with the provisions of this Section 6(a), the Company shall have the right, exercisable at any time on not more than sixty
(60) days and not less than fifteen (15) days prior written notice to the holders of Series D Preferred Stock (the "Voluntary Redemption Notice"), to redeem all or any portion of the Shares of Series D Preferred Stock at a redemption price for each Share of Series


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

D Preferred Stock to be redeemed (the "Voluntary Redemption Price") which shall be equal to the sum of (i) $100 per Share, and (ii) all accrued dividends on such Share to the date fixed for redemption (the "Voluntary Redemption Date"). If the Company redeems less than all of the outstanding shares of Series D Preferred Stock on any Voluntary Redemption Date, such redemption shall be effected on a pro-rata basis among the holders of record.

      (b) Mandatory Redemption. On November 3, 2004 (the "Mandatory Redemption Date"), the Company shall redeem all of the Shares of Series D Preferred Stock then outstanding at a redemption price for each Share of Series D Preferred Stock to be redeemed (the "Mandatory Redemption Price") equal to the sum of (i) $100 per Share, and (ii) all accrued dividends on such Share to the Mandatory Redemption Date.

      (c) Method of Payment. The Company shall pay an aggregate amount for all Shares of Series D Preferred Stock to be redeemed hereunder (the "Redemption Payment"), calculated by multiplying the number of Shares so redeemed by the applicable Voluntary Redemption Price or Mandatory Redemption Price, as the case may be, on the Voluntary Redemption Date or Mandatory Redemption Date, as applicable, by payment of the Voluntary Redemption Price or the Mandatory Redemption Price, as applicable, by bank cashiers' or certified check payable to the applicable holders of the Series D Preferred Stock or wire transfer of immediately available funds to accounts designated in writing by such holders received by the Company at least five (5) business days prior thereto. In the event that, for any reason, the full applicable Redemption Payment is not timely made pursuant to this Section 6(c), such defaulted Redemption Payment shall thereafter bear default interest at the rate of 15% per annum until paid in full.

      (d) Delivery of Series D Preferred Stock. The holders of Series D Preferred Stock whose Shares are to be redeemed pursuant to this Section 6 shall deliver to the Company, against receipt of the applicable Voluntary Redemption Payment or Mandatory Redemption Payment, all of their Shares of Series D Preferred Stock to be redeemed, duly endorsed in blank for transfer or accompanied by a duly executed stock power with the signature of the record owner guaranteed by a bank or member firm of the New York Stock Exchange.

7. No Preemptive Rights. Except as provided in Sections 8 and 9 hereof, no holder of the Series D Preferred Stock shall be entitled as of right to subscribe for, purchase or receive any part of any new or additional shares of any class, whether now or hereafter authorized, or any bonds or debentures, or other evidences of indebtedness convertible into or exchangeable for shares of any class, but all such new or additional shares of any class or bonds or debentures, or other evidences of indebtedness convertible into or exchangeable for shares may be issued and disposed of by the Board of Directors on such terms and for such consideration (to the extent permitted by law), and to such person or persons as the Board of Directors in its absolute discretion may deem advisable.

8. Exchange for Senior Subordinated Notes. At any time after November 3, 2000, the Series D Preferred Stock will be exchangeable for 9% Senior Subordinated Notes of the

Company due November 3, 2004, at the rate of $100 principal amount of such notes for each share of Series D Preferred Stock. The exchanging holder shall furnish to the Company irrevocable written notice of such exchange, together with the certificates evidencing the shares of Series D Preferred Stock to be exchanged, duly endorsed in blank for transfer or accompanied by a duly executed stock power, with the signature of the record holder guaranteed by a bank or a member of the firm of the New York Stock Exchange.

9. Exchange for AMR Ownership Interests. (a) Notwithstanding any other provision of this Certificate of Designations, if at any time when shares of Series D Preferred Stock remain issued and outstanding, the Company shall be in default in the observance of any covenant or in the making of any payment when due, whether of principal, interest, premium, or otherwise, with respect to any secured or unsecured debt (contingent or otherwise) for an obligation in excess of $100,000, then, at the option of the holders of Series D Preferred Stock but if and only if the holders of the Series A Preferred Stock and Series C Preferred Stock have exercised their option to exchange the Series A Preferred Stock and Series C Preferred Stock for common stock of R.J. Longo Construction Co., Inc. d/b/a EPIC and now a wholly-owned subsidiary of the Company (the "EPIC Option"), then the holders of the Series D Preferred Stock shall have the right to exchange all of their shares of Series D Preferred Stock for all or a portion of the ownership interests of, and rights to, American Marine Rail, L.L.C. ("AMR Ownership Interests"), a New Jersey limited liability company ("AMR"), owned or beneficially held by the Company at such time. In addition, and whether or not the Company shall be in default as aforesaid at the time, at their option, but only if and to the extent shares of both Series D Preferred Stock and Series C Preferred Stock remain outstanding and the holders of the Series A Preferred Stock (if outstanding at the time) and Series C Preferred Stock have exercised the EPIC Option, the holders of Series D Preferred Stock shall have the same right as aforesaid, on the same basis and at the same exchange rate, to exchange shares of Series D Preferred Stock for AMR Ownership Interests during the period from November 1, 1999 through October 31, 2000; provided, however, that as a condition of the exercise of any of the foregoing exchange rights, there shall be tendered to the Company by the holder of record of the Series D Preferred Stock (i) if the holder of record of the Series D Preferred Stock is acquiring only the AMR Ownership Interests originally received by the Company from Andersen, Weinroth & Co., L.P. simultaneously with the issuance of the Series D Preferred Stock, all of the shares of the Company's Common Stock held by AW Compost Partners, LLC as of the date of issuance of the Series D Preferred Stock, being 1,627,980 shares of Common Stock, plus (ii) if the holder of record of the Series D Preferred Stock desires to acquire any AMR Ownership Interests which were not originally received by the Company from Andersen, Weinroth & Co., L.P. simultaneously with the issuance of the Series D Preferred Stock, then in addition to the shares described in (i) above, an amount equal to the original price paid by the Company for such additional AMR Ownership Interests.

      (b) Notwithstanding any other provision of this Section 9, all exchange rights for AMR Ownership Interests shall be extinguished, void and of no further effect upon termination or expiration of the EPIC Option in accordance with its terms.


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

      (c) No payment or adjustment shall be made on account of any distributions on AMR Ownership Interests delivered upon such exchange.

      (d) To exchange shares of Series D Preferred Stock, a holder must follow the procedures described in Section 5 of the Certificate of Designations of Rights and Preferences for the Series C Preferred Stock (the "Series C Preferred Certificate") for conversions to the extent such procedures are equally applicable, and the mechanical provisions in Section 5 of the Series C Preferred Certificate for conversions shall apply mutatis mutandis to exchanges to the extent they are apt and are not superseded by provisions of this Section 9.

      (e) So long as the possibility exists of exchanging Series D Preferred Stock for AMR Ownership Interests, the Company shall at all times keep available free for issue the full amount of AMR Ownership Interests owned or beneficially held by it, then exchangeable for all shares of Series D Preferred Stock then outstanding, free and clear of any liens.

      (f) In order to fully preserve the exchange rights of the Series D Preferred Stock, other than ordinary periodic cash distributions, without the affirmative vote or consent of at least 66 2/3% of the shares of Series D Preferred Stock outstanding at the time, voting separately as a class, the Company will not permit the payment of distributions on the AMR Ownership Interests, will not permit the issuance of additional AMR Ownership Interests or securities convertible into or exchangeable for AMR Ownership Interests or permit the consolidation, merger or transfer of substantial assets of AMR, if and to the extent that any such transactions would adversely affect the ability of holders of Series D Preferred Stock to exchange such Series D Preferred Stock for AMR Ownership Interests as and to the extent contemplated by this Section 9.

10. Change in Control.

      (a) Upon the occurrence of a "Change in Control", each holder of Series D Preferred Stock shall have the right to require the redemption of its Series D Preferred Stock by the Company in cash, pursuant to the offer described below (the "Change in Control Offer") at a price equal to 101% of the par value per share plus a sum equal to all dividends accrued and unpaid thereon (if any) to the related Change in Control Redemption Date. A "Change in Control" shall mean
(i) a merger, consolidation or reorganization of the Company, if, after giving effect thereto, the holders of the Common Stock prior to such transactions shall fail to own at least 51% of the capital stock entitled to vote for the election of directors in the successor entity, (ii) the sale of a majority or more of the assets of the Company in any single transaction or in any series of related transactions, or (iii) a change in the composition of the Board of Directors of the Company such that during any period of two consecutive years the individuals who at the beginning of such period were directors of the Company shall cease for any reason to constitute a majority of the directors then in office (and not designated to the Board by any holder of Preferred Stock) unless the individuals replacing such directors were elected or nominated by the Board of Directors of the Company.


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

      (b) Within 30 days of any Change in Control the Company shall mail a notice (the "Change in Control Notice") to each holder of record of the Series D Preferred Stock stating:

            (i) that a Change in Control has occurred, that the Change in Control Offering is being made pursuant to the terms of the Series D Preferred Stock and that all shares of Series D Preferred Stock validly tendered will be accepted for redemption;

            (ii) the redemption price and the date of redemption (which shall be a business day no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the "Change in Control Redemption Date");

            (iii) that any shares of Series D Preferred Stock not tendered will continue to accumulate dividends;

            (iv) that, unless the Company defaults in the payment of the Change in Control redemption price, any shares of Series D Preferred Stock accepted for redemption pursuant to the Change in Control Offer shall cease to accumulate dividends after the Change in Control Redemption Date;

            (v) that holders of Series D Preferred Stock electing to have any shares of Series D Preferred Stock redeemed pursuant to the Change in Control Offer will be required to surrender the certificates representing such shares of Series D Preferred Stock to the transfer agent for the Series D Preferred Stock at the address specified in the notice prior to 1:00 P.M., New York City time, on the business day immediately preceding the Change in Control Redemption Date; and

            (vi) that holders whose shares of Series D Preferred Stock are being redeemed only in part will be issued new certificates representing shares of Series D Preferred Stock equal in number to the unredeemed portion of the shares of Series D Preferred Stock surrendered; provided that each certificate representing shares of Series D Preferred Stock redeemed and each new certificate representing shares of Series D Preferred Stock issued shall be in whole shares.

      (c) On or about the Change in Control Redemption Date:

            (i) the transfer agent for the Series D Preferred Stock shall deliver to the Corporation a certificate specifying the aggregate number of shares of Series D Preferred Stock delivered for purchase by the holders of Series D Preferred Stock prior to the Change in Control Redemption Date pursuant to the Change in Control Offer;

            (ii) The Company shall accept for redemption shares of Series D Preferred Stock or portions thereof so accepted; and


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

            (iii) The Company shall deposit with the transfer agent for the Series D Preferred Stock money sufficient to pay the Change in Control redemption price of all shares of Series D Preferred Stock or portions thereof accepted for payment by the Company.

            (iv) The Company shall deliver, or cause to be delivered, to the transfer agent for the Series D Preferred Stock an officers' certificate specifying the shares of Series D Preferred Stock or portions thereof accepted for payment by the Company.

      (d) The transfer agent for the Series D Preferred Stock shall promptly mail to the holders of Series D Preferred Stock so accepted payment in an amount equal to the Change in Control redemption price, and the transfer agent for the Series D Preferred Stock shall promptly authenticate and mail to such holders of Series D Preferred Stock a new certificate representing shares of Series D Preferred Stock equal in number to any unredeemed shares of Series D Preferred Stock surrendered; provided that each share of Series D Preferred stock redeemed and each new certificate representing shares of Series D Preferred Stock issued shall be in whole shares. The Company will notify the holders of Series D Preferred Stock of the results of the Change in Control offer on or as soon as practicable after the Change in Control Redemption Date.

      IN WITNESS WHEREOF, the undersigned have executed this certificate as of the 27th day of April, 1998.

                                   COMPOST AMERICA HOLDING
                                   COMPANY, INC.


                                   By: /s/ Roger E. Tuttle
                                       -----------------------------------------
                                       Name:   Roger E. Tuttle
                                       Title:  Chairman of the Board, President,
                                               Chief Executive Officer and
                                               Treasurer


                                   By: /s/ Pasquale Dileo
                                       -----------------------------------------
                                       Name:   Pasquale Dileo
                                       Title:  Assistant Secretary